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                                                                 EXHIBIT 21



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                   SUBSIDIARIES OF SPARTAN MOTORS, INC.

                                                  JURISDICTION OF
        NAME OF SUBSIDIARY                        INCORPORATION
        ------------------                        --------------
Spartan Motors Foreign Sales Corporation, Inc.    West Indies

Spartan de Mexico S.A. de C.V.                    Mexico

Luverne Fire Apparatus Co., Ltd.                  South Dakota, United States

Quality Manufacturing, Inc.                       Alabama, United States

Road Rescue, Inc.                                 Minnesota, United States

Carpenter Industries, Inc.                        Delaware, United States
  (49.9% interest)
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